                   Exhibit 99.B.4.28

ING Life Insurance and Annuity Company

                  ENDORSEMENT

The Contract and Certificate, if applicable, are hereby endorsed as follows:

For all loans effective on and after January 1, 2004:

We reserve the right not to grant a loan request if the Participant has an outstanding loan in default.

Endorsed and made part of the Contract and Certificate, if applicable, on the effective date of the Contract.

                 President
ING Life Insurance and Annuity Company

E-LNDFLT(1/04)